UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: August 2, 2012 (July 31, 2012)

(Date of Earliest Event Reported)

PENN VIRGINIA CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Virginia	1-13283	23-1184320
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Four Radnor Corporate Center, Suite 200
100 Matsonford Road, Radnor, Pennsylvania		19087
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (610) 687-8900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

As previously announced, on July 16, 2012, Penn Virginia Corporation, through its indirect wholly owned subsidiary, Penn Virginia Oil & Gas Corporation (“PVOG”), entered into a Purchase and Sale Agreement (the “PSA”) with EnerVest Energy Institutional Fund XII-A, L.P., EnerVest Energy Institutional Fund XII-WIB, L.P. and EnerVest Energy Institutional Fund XII-WIC, L.P. (collectively, “EnerVest”) providing for EnerVest’s purchase from PVOG of all of PVOG’s oil and gas assets located in Kentucky, Virginia and West Virginia for $100.0 million in cash (the “Transaction”). The Transaction closed on July 31, 2012. In connection with the Closing, on July 31, 2012, PVOG and EnerVest entered into an Amendment and Supplement to the PSA (the “PSA Amendment”). The PSA Amendment amended certain exhibits and schedules to the PSA and excluded from the Transaction certain assets subject to exercised and unexpired preferential rights to purchase and certain assets subject to unobtained consents to assignment.

A copy of the PSA Amendment is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

2.1	Amendment and Supplement to Purchase and Sale Agreement, dated July 31, 2012, by and among Penn Virginia Oil & Gas Corporation, EnerVest Energy Institutional Fund XII-A, L.P., EnerVest Energy Institutional Fund XII-WIB, L.P. and EnerVest Energy Institutional Fund XII-WIC, L.P.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 2, 2012

Penn Virginia Corporation

By:	/s/ NANCY M. SNYDER
Name:	Nancy M. Snyder
Title:	Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary

Exhibit Index

Exhibit No.	Description

2.1	Amendment and Supplement to Purchase and Sale Agreement, dated July 31, 2012, by and among Penn Virginia Oil & Gas Corporation, EnerVest Energy Institutional Fund XII-A, L.P., EnerVest Energy Institutional Fund XII-WIB, L.P. and EnerVest Energy Institutional Fund XII-WIC, L.P.